Form of Merger and Acquisition Agreement with Longtin Products, Inc.









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                       MERGER AND ACQUISITION AGREEMENT

      THIS AGREEMENT is made as of the 2nd day of January, 1997 by and between Longtin Products Inc., a Florida corporation and Joseph Longtin, as its President and sole shareholder (hereinafter collectively referred to as the "Consultant") and Workforce Systems Corp., a Florida corporation (hereinafter referred to as the "Company").

      WHEREAS, the Company is a publicly-held company with three operating subsidiaries.

      WHEREAS, the Company is desirous of acquiring additional operating subsidiaries to further increase revenues and shareholder value in the Company.

      WHEREAS, the Company is desirous of engaging the Consultant to locate, evaluate and assist in the negotiations and the acquisition of a suitable subsidiary (the "Candidate") upon terms and conditions set forth by the Company (the "Services").

      WHEREAS, the Consultant has performed similar services in the past for other public and private companies and agrees to be engaged and retained by the Company to provide the Services upon the following terms and conditions.

      NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the parties hereto agree as follows:

      1.    RECITALS. The foregoing recitals are true and correct.

      2. CONSULTING SERVICES. The Company is desirous of acquiring additional operating companies or marketable consumer products to augment its existing core business operations. The Consultant shall use its best efforts to locate and identify one or more Candidates which meet the Company's profile and, upon such location and identification, shall provide the Company with any and all materials, documents and information concerning the Candidate as the Company shall reasonably request from time to time. At the Company's request, the Company shall also assist the Company in performing due diligence on one or more Candidates, which such Candidates may become known to the Company through the Consultant or other sources, and the Consultant shall, at the request of the Company, assist the Company in negotiations for the acquisition of the Candidate upon terms and conditions set forth by the Company.




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      3.    TERM.  Subject to the terms of this  Agreement,  the Company  hereby engages and retains the Consultant, and the Consultant hereby agrees to render the Services to the Company commencing upon the date hereof and ending at such time as the Services shall have been rendered in full to the complete and sole satisfaction of the Company (the "Term").

      4. COMPENSATION. As full and complete compensation for the Services, the Company shall pay the Consultant pursuant to the Schedule of Compensation set forth on Exhibit A attached hereto and incorporated herein by such reference.

      5. EXPENSE REIMBURSEMENT. The Company shall reimburse Consultant for all reasonable business travel and overnight mail expenses incurred by Consultant in rendering the Services provided such expenses shall have been approved in advance in writing by the Company and the reimbursement request is accompanied by receipts in form and substance satisfactory to the Company.

      6. RELATIONSHIP OF PARTIES. This Agreement shall not constitute an employer-employee relationship. It is the intention of the parties that Consultant be an independent contractor and not an employee of the Company.
Consultant shall not have the authority to act as the agent of the Company and cannot bind the Company in any manner; however, the manner and means utilized by Consultant in the performance of the Services shall be under the sole control of the Consultant.

      7. CONFIDENTIALITY OF INFORMATION. In connection with the rendering of the Services by the Consultant, the Consultant will become privy to certain non-public information concerning the Company and the Candidates (the "Confidential Information"). The term "Confidential Information" does not include information (i) which is already in the Consultant's possession, (ii) which becomes generally available to the public other than as a direct or indirect result of disclosure to the Consultant, his affiliates, its officers, directors, agents and advisors (collectively, the "Representatives") or (iii) which becomes available to the Consultant on a non- confidential basis from a source other than the Company.

      The Consultant agrees that the Confidential Information will be used solely for the purpose of rendering the Services and that such information will be kept confidential by it and the Representatives. The Consultant acknowledges that the terms of this Agreement as they specifically relate to the nondisclosure of the Confidential Information shall be in perpetuity. The Consultant acknowledges and agrees that any threatened or actual breach by it of the representations, warranties and covenants contained herein would result in continuing and irreparable damage to the Company and that monetary damages would











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not adequately  compensate the Company for any such breach.  In the event or any actual or threatened breach, the Company shall be entitled to all legal and equitable remedies, including preliminary and permanent injunctive relief, and may in addition to any or all forms of relief recover from the Consultant all reasonable costs and attorney's fees should it prevail in a court of competent jurisdiction in enforcing its rights under this Agreement.

      8.    MISCELLANEOUS.

      (a) Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or when deposited in the United States mail, first class postage prepaid, addressed to the other party at the addresses appearing in this Agreement. Either party may change its address by written notice made in accordance with this section.

      (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors, subsidiaries and affiliates. This Agreement may not be assigned by the Consultant.

      (c) This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

      (d) This Agreement constitutes the entire agreement between the parties. No promises, guarantees, inducements or agreements, oral or written, express or implied, have been made other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.


                              Workforce Systems Corp.

                              By:
                                 --------------------------
                                    Ella Boutwell Chesnutt,
                                    President

                              Longtin Products, Inc.


                              By:
                                 ----------------------------
                                    Joseph Longtin, President









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                            Schedule of Compensation

      As full and complete compensation for the Services pursuant to Paragraph 4 of the Agreement, the Consultant shall be compensated in shares of the Company's common stock, which such stock shall be fully registered under the Securities Act of 1933, as amended, and shall be earned in the following amounts based upon completion to the sole satisfaction of the Company of the tasks set forth below:

Level 1:          Retainer.
-------
                  Compensation for the completion of Level 1 of the Services shall be 20,000 shares.

Level 2:          Location and Identification of one or more Candidates suitable
-------           to the Company.

                  Compensation for the completion of Level 2 of the Services shall be 10,000 shares.

Level 3:          Execution of a letter of intent for an acquisition of the
-------           Candidate by the Company.

                  Compensation for the completion of Level 3 of the Services shall be 10,000 shares.

Level 4:          Closing of the acquisition of the Candidate.
-------
                  Compensation for the completion of Level 4 of the Services shall be 10,000 shares.

Level 5:          In the event  Level 4 shall have been  reached on or before
-------           March 31, 1997, the Consultant shall be entitled to a bonus of
                  10,000 shares.